Exhibit 99.1

Roivant Reports Financial Results for the Fourth Quarter and Fiscal Year Ended March 31, 2024, and Provides Business Update

BASEL, Switzerland and LONDON and NEW YORK, May 30, 2024 – Roivant (Nasdaq: ROIV) today reported its financial results for the fourth quarter and fiscal year ended March 31, 2024, and provided a business update.

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Once-daily brepocitinib produced the best Treatment Failure rates observed to date among studies in active non-infectious uveitis (NIU), supporting initiation of a pivotal program in NIU in the second half of calendar year 2024

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Brepocitinib is well positioned to support a potential multi-blockbuster franchise in rare and orphan autoimmune disease with an ongoing pivotal study in dermatomyositis on track to read out in calendar year 2025

•	Following a recently completed Type B meeting with the FDA, Immunovant is on track to initiate 4-5 potentially registrational studies with IMVT-1402 over the fiscal year ending March 31, 2025
•	Immunovant expects to announce detailed results from the study of batoclimab in Graves’ disease (GD) as well as an overview of the development plan of IMVT-1402 in GD in the fall of 2024
•	VTAMA® sNDA submission for atopic dermatitis was accepted by the FDA; PDUFA action is expected in the fourth quarter of calendar year 2024, potentially enabling a four-fold market expansion
•	VTAMA, approved for psoriasis, net product revenue was $75.1M for the fiscal year ended March 31, 2024, with over 385,000 prescriptions written by over 15,300 unique prescribers since launch
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Roivant renegotiated Dermavant’s debt obligations, reducing potential cash payments due by over $300M in the aggregate. Approximately $225M of this reduction is expected to be achieved over the next three fiscal years

•	Roivant has $852M in share repurchase authorization available following the repurchase of Sumitomo’s entire stake at $9.10 per share for $648M, which reduced outstanding shares by 9%
•	Net cash used in operating activities for the quarter was $108M
•	Roivant reported its consolidated cash, cash equivalents and restricted cash of $6.6B at March 31, 2024, supporting cash runway into profitability

“We finished our fiscal year with yet another productive quarter for the company,” said Matt Gline, CEO of Roivant. “The Priovant team announced outstanding data for patients with NIU, reaffirming our view on the blockbuster potential of brepocitinib, which we expect will continue to deliver benefit to patients with unmet need. Our board has approved a significant buyback program, allowing us to return capital to shareholders and to increase exposure to our most exciting current and future programs. I could not be more excited for what we’ve accomplished and what I believe we will deliver in our next chapter ahead.”

Recent Developments

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Priovant: In April 2024, Priovant announced positive results from the Phase 2 study (NEPTUNE) evaluating brepocitinib in non-anterior non-infectious uveitis. On the pre-specified primary efficacy endpoint of Treatment Failure at week 24, 29% of subjects receiving brepocitinib 45 mg and 44% of subjects receiving brepocitinib 15 mg met Treatment Failure criteria (lower failure rates reflect greater treatment benefit). The brepocitinib 45 mg results represent the best Treatment Failure rates observed to date among studies in active NIU measuring this registrational endpoint. All secondary efficacy endpoints were also positive and dose responsive, including measurements of potential benefit on prevention and treatment of uveitic macular edema. NEPTUNE represents the seventh positive Phase 2 study for brepocitinib with over 1,400 subjects and patients treated with brepocitinib in clinical trials. Brepocitinib was generally safe and well-tolerated in the study, with no new safety or tolerability signals identified.

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Immunovant: Following a recently completed Type B meeting with the FDA, 4-5 potentially registrational programs for IMVT-1402 are on track to be initiated by March 31, 2025. Immunovant is prioritizing the development of IMVT-1402 as the lead asset going forward.

In March 2024, Immunovant was awarded U.S. Patent No. 11,926,669 covering composition of matter of IMVT-1402 and its binding sequence to FcRn, method of use of the antibody for treating autoimmune disease, and methods for its manufacturing.  Not including any potential patent term extension, the issued composition-of-matter patent term will extend until June 2043.

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Dermavant: For the fourth quarter and fiscal year ended March 31, 2024, Roivant reported VTAMA net product revenue of $19.3M, and $75.1M, respectively. As of May 2024, over 385,000 VTAMA prescriptions have been written by over 15,300 unique prescribers for psoriasis. VTAMA is covered for over 138M US commercial lives, including coverage by all three of the top pharmacy benefit managers.

In April 2024, Dermavant announced FDA acceptance of VTAMA’s sNDA submission for the treatment of atopic dermatitis in adults and children 2 years of age and older. PDUFA action is expected in the fourth quarter of calendar year 2024.

In May 2024, Roivant renegotiated Dermavant’s debt obligations, reducing potential cash payments due by over $300M in the aggregate. Approximately $225M of this reduction is expected to be achieved over the next three fiscal years.

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Genevant: In April 2024, the U.S. District Court for the District of Delaware issued its claim construction (Markman) ruling in the lawsuit brought by Genevant and Arbutus against Moderna. The court agreed with Genevant and Arbutus’ proposed constructions for three of the four disputed terms.

•	Kinevant: In April 2024, Kinevant completed enrollment in RESOLVE-LUNG, a Phase 2 study evaluating namilumab for chronic pulmonary sarcoidosis.

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Roivant: In April 2024, Roivant announced that its board of directors had authorized a share repurchase program for up to $1.5B of the company’s common shares. Pursuant to that program, the company completed the repurchase of all 71.3M shares held by Sumitomo Pharma at a purchase price of $9.10 per share. The aggregate purchase price for Sumitomo Pharma’s stake was approximately $648.4M, reducing Roivant’s shares outstanding by approximately 9%.

Roivant reported its consolidated cash, cash equivalents and restricted cash of $6.6B at March 31, 2024. Giving effect to the Sumitomo share repurchase, Roivant’s cash, cash equivalents and restricted cash at March 31, 2024 would have been approximately $5.9B.

Major Upcoming Milestones

•	Dermavant expects PDUFA action for VTAMA in atopic dermatitis in the fourth quarter of calendar year 2024.

•	Kinevant plans to report topline data from the ongoing Phase 2 trial of namilumab for the treatment of sarcoidosis in the fourth quarter of calendar year 2024.

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Priovant expects topline results from the ongoing Phase 3 trial of brepocitinib in dermatomyositis (DM) in calendar year 2025 and to initiate a Phase 3 pivotal trial of brepocitinib in the second half of calendar year 2024.

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Immunovant plans to have initiated 4-5 potentially registrational programs by March 31, 2025, and plans to have initiated studies in a total of 10 indications by March 31, 2026 for IMVT-1402. Detailed results from the batoclimab study in Graves’ Disease (GD) and an overview of the development plan of IMVT-1402 in GD are expected in the fall of 2024. Immunovant expects to report topline data from the study of batoclimab in MG over this fiscal year with further potentially registrational development of IMVT-1402 in MG expected to begin in the same timeframe. Immunovant has decided to run the study of batoclimab in CIDP longer prior to unblinding period 1 in order to better ensure that the data from the batoclimab study can be used to optimize development of IMVT-1402 in CIDP. Top-line data from the ongoing Phase 3 clinical trial in thyroid eye disease (TED) is expected in the first half of calendar year 2025.

Fourth Quarter and Fiscal Year Ended March 31, 2024 Financial Summary

Cash Position

As of March 31, 2024, the company had cash, cash equivalents and restricted cash of approximately $6.6 billion.

Research and Development Expenses

Research and development (R&D) expenses decreased by $11.0 million to $120.9 million for the three months ended March 31, 2024, compared to $131.9 million for the three months ended March 31, 2023, primarily due to a decrease in program-specific costs of $25.8 million, partially offset by increases in share-based compensation of $5.9 million, other expenses of $4.6 million, and personnel-related expenses of $4.3 million.

The decrease of $25.8 million in program-specific costs was primarily driven by a decrease of $19.8 million in other development and discovery programs, which in part resulted from the deconsolidation of Proteovant in August 2023 along with the reprioritization of certain programs and drug discovery efforts. The change also included a decrease of $5.9 million relating to RVT-3101 as a result of the sale of the rights to further develop and manufacture RVT-3101 to Roche in December 2023.

Non-GAAP R&D expenses were $109.7 million for the three months ended March 31, 2024, compared to $126.0 million for the three months ended March 31, 2023.

Research and development expenses decreased by $23.5 million to $501.7 million for the year ended March 31, 2024, compared to $525.2 million for the year ended March 31, 2023, primarily due to a decrease in program-specific costs of $42.4 million, partially offset by increases in other expenses of $10.7 million, personnel-related expenses of $4.5 million, and share-based compensation of $3.7 million.

The decrease of $42.4 million in program-specific costs was primarily driven by a decrease of $83.1 million in other development and discovery program expense, which in part resulted from the deconsolidation of Proteovant in August 2023 along with the reprioritization of certain programs and drug discovery efforts. This decrease was partially offset by increases of $32.8 million relating to IMVT-1402 and $27.6 million relating to RVT-3101, which was acquired in November 2022. The rights to further develop and manufacture RVT-3101 were sold to Roche in December 2023.

Non-GAAP R&D expenses were $462.6 million for the year ended March 31, 2024, compared to $489.2 million for the year ended March 31, 2023.

Acquired In-Process Research and Development Expenses

There was no acquired in-process research and development (IPR&D) expense for the three months ended March 31, 2024 and 2023.

Acquired in-process research and development expenses decreased by $71.3 million to $26.5 million for the year ended March 31, 2024, compared to $97.7 million for the year ended March 31, 2023. The decrease was primarily due to higher consideration for the purchase of IPR&D during the year ended March 31, 2023 as a result of consideration for the purchase of IPR&D of $87.7 million relating to the acquisition of RVT-3101 in November 2022 and the achievement of a development milestone relating to batoclimab, which resulted in a one-time milestone expense of $10.0 million. Acquired in-process research and development expenses for the year ended March 31, 2024 was driven by $14.0 million of consideration for the purchase of IPR&D relating to an asset acquisition completed by a newly-formed subsidiary and $12.5 million relating to the achievement of development and regulatory milestones for batoclimab.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses increased by $44.1 million to $169.6 million for the three months ended March 31, 2024, compared to $125.5 million for the three months ended March 31, 2023. The increase was primarily due to an increase in share-based compensation of $15.6 million, an increase in SG&A expenses at Dermavant of $8.5 million due to the progression of the commercial launch of VTAMA, and an increase of $8.5 million resulting from a special one-time cash retention bonus award granted to employees.

Non-GAAP SG&A expenses were $131.3 million for the three months ended March 31, 2024, compared to $102.6 million for the three months ended March 31, 2023.

Selling, general and administrative expenses increased by $86.9 million to $687.4 million for the year ended March 31, 2024, compared to $600.5 million for the year ended March 31, 2023. The increase was primarily due to an increase in selling, general and administrative expenses of $55.7 million at Dermavant as a result of the progression of the commercial launch of VTAMA and an increase in personnel-related expenses of $25.1 million, primarily as a result of a special one-time cash retention bonus award granted to employees.

Non-GAAP SG&A expenses were $514.8 million for the year ended March 31, 2024, compared to $407.6 million for the year ended March 31, 2023. A majority of the non-GAAP SG&A expenses of $514.8 million were related to Dermavant’s SG&A and ongoing VTAMA commercial launch activities.

Gain on Sale of Telavant Net Assets

Gain on sale of Telavant net assets was approximately $5.3 billion for the year ended March 31, 2024 and resulted from the sale of our entire equity interest in Telavant to Roche in December 2023. At closing, we received approximately $5.2 billion in cash for our pro rata portion of the consideration. Additionally, we derecognized the carrying amount of noncontrolling interest in Telavant of $87.5 million and transferred net liabilities of $26.5 million. This resulted in a gain of approximately $5.3 billion.

Income (Loss) from Continuing Operations

Loss from continuing operations was $182.5 million for the three months ended March 31, 2024, compared to $175.4 million for the three months ended March 31, 2023. On a per common share basis, loss from continuing operations was $0.19 and $0.20  for the three months ended March 31, 2024 and 2023, respectively. Non-GAAP loss from continuing operations was $188.1 million for the three months ended March 31, 2024, compared to $189.4 million for the three months ended March 31, 2023.

Income from continuing operations was approximately $4.2 billion for the year ended March 31, 2024, compared to a loss from continuing operations of $1.2 billion for the year ended March 31, 2023. On a basic and diluted per common share basis, income from continuing operations was $5.55 and $5.23, respectively, for the year ended March 31, 2024. On a per common share basis, loss from continuing operations was $1.58 for the year ended March 31, 2023. Non-GAAP loss from continuing operations was $799.9 million for the year ended March 31, 2024, compared to $924.3 million for the year ended March 31, 2023.

ROIVANT SCIENCES LTD.
Selected Balance Sheet Data
(in thousands)

	March 31, 2024	March 31, 2023

Cash, cash equivalents and restricted cash	$6,550,450	$1,692,115
Total assets	7,222,482	2,389,604
Total liabilities	773,953	782,017
Total shareholders’ equity	6,448,529	1,607,587
Total liabilities and shareholders’ equity	7,222,482	2,389,604

ROIVANT SCIENCES LTD.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Years Ended March 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)
Revenues:
Product revenue, net	$19,308	$13,657	$75,057	$28,011
License, milestone and other revenue	9,622	13,719	49,738	33,269
Revenue, net	28,930	27,376	124,795	61,280
Operating expenses:
Cost of revenues	4,412	4,175	15,560	13,128
Research and development (includes $10,290 and $4,366 of share-based compensation expense for the three months ended March 31, 2024 and 2023, respectively, and $34,595 and $30,914 of share-based compensation expense for the years ended March 31, 2024 and 2023, respectively)	120,902	131,857	501,736	525,215
Acquired in-process research and development	—	—	26,450	97,749
Selling, general and administrative (includes $36,396 and $20,832 of share-based compensation expense for the three months ended March 31, 2024 and 2023, respectively, and $164,841 and $186,603 of share-based compensation expense for the years ended March 31, 2024 and 2023, respectively)	169,616	125,510	687,443	600,506
Total operating expenses	294,930	261,542	1,231,189	1,236,598
Gain on sale of Telavant net assets	—	—	5,348,410	—
(Loss) income from operations	(266,000)	(234,166)	4,242,016	(1,175,318)
Change in fair value of investments	(15,907)	(32,462)	47,973	20,815
Change in fair value of debt and liability instruments	(6,433)	(12,031)	78,943	78,001
Gain on deconsolidation of subsidiaries	(15,418)	—	(32,772)	(29,276)
Interest income	(83,458)	(14,284)	(146,425)	(32,184)
Interest expense	7,175	8,575	34,778	27,968
Other expense (income), net	39,494	(4,748)	6,089	(15,808)
(Loss) income from continuing operations before income taxes	(191,453)	(179,216)	4,253,430	(1,224,834)
Income tax (benefit) expense	(8,957)	(3,793)	22,224	5,190
(Loss) income from continuing operations, net of tax	(182,496)	(175,423)	4,231,206	(1,230,024)
Income from discontinued operations, net of tax	—	114,561	—	114,561
Net (loss) income	(182,496)	(60,862)	4,231,206	(1,115,463)
Net loss attributable to noncontrolling interests	(31,381)	(27,245)	(117,720)	(106,433)
Net (loss) income attributable to Roivant Sciences Ltd.	$(151,115)	$(33,617)	$4,348,926	$(1,009,030)
Amounts attributable to Roivant Sciences Ltd.:
(Loss) income from continuing operations, net of tax	$(151,115)	$(148,178)	$4,348,926	$(1,123,591)
Income from discontinued operations, net of tax	—	114,561	—	114,561
Net (loss) income attributable to Roivant Sciences Ltd.	$(151,115)	$(33,617)	$4,348,926	$(1,009,030)
Net (loss) income per common share, basic:
(Loss) income from continuing operations	$(0.19)	$(0.20)	$5.55	$(1.58)
Income from discontinued operations, net of tax	$—	$0.15	$—	$0.16
Net (loss) income	$(0.19)	$(0.05)	$5.55	$(1.42)
Net (loss) income per common share, diluted:
(Loss) income from continuing operations	$(0.19)	$(0.20)	$5.23	$(1.58)
Income from discontinued operations, net of tax	$—	$0.15	$—	$0.16
Net (loss) income	$(0.19)	$(0.05)	$5.23	$(1.42)
Weighted average shares outstanding:
Basic	802,859,062	742,541,052	783,248,906	712,791,115
Diluted	802,859,062	742,541,052	831,049,444	712,791,115

ROIVANT SCIENCES LTD.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited, in thousands)

		Three Months Ended March 31,		Years Ended March 31,
	Note	2024	2023	2024	2023

(Loss) income from continuing operations, net of tax		$(182,496)	$(175,423)	$4,231,206	$(1,230,024)
Adjustments:
Cost of revenues:
Amortization of intangibles	(1)	2,421	2,298	9,632	7,468
Share-based compensation	(2)	38	37	191	95
Research and development:
Share-based compensation	(2)	10,290	4,366	34,595	30,914
Depreciation and amortization	(3)	873	1,539	4,590	5,097
Selling, general and administrative:
Share-based compensation	(2)	36,396	20,832	164,841	186,603
Depreciation and amortization	(3)	1,912	2,116	7,814	6,292
Gain on sale of Telavant net assets	(4)	—	—	(5,348,410)	—
Other:
Change in fair value of investments	(5)	(15,907)	(32,462)	47,973	20,815
Change in fair value of debt and liability instruments	(6)	(6,433)	(12,031)	78,943	78,001
Gain on deconsolidation of subsidiaries	(7)	(15,418)	—	(32,772)	(29,276)
Estimated income tax impact from adjustments	(8)	(19,813)	(704)	1,538	(294)
Adjusted loss from continuing operations, net of tax (Non-GAAP)		$(188,137)	$(189,432)	$(799,859)	$(924,309)

		Three Months Ended March 31,		Years Ended March 31,
	Note	2024	2023	2024	2023

Research and development expenses		$120,902	$131,857	$501,736	$525,215
Adjustments:
Share-based compensation	(2)	10,290	4,366	34,595	30,914
Depreciation and amortization	(3)	873	1,539	4,590	5,097
Adjusted research and development expenses (Non-GAAP)		$109,739	$125,952	$462,551	$489,204

		Three Months Ended March 31,		Years Ended March 31,
	Note	2024	2023	2024	2023

Selling, general and administrative expenses		$169,616	$125,510	$687,443	$600,506
Adjustments:
Share-based compensation	(2)	36,396	20,832	164,841	186,603
Depreciation and amortization	(3)	1,912	2,116	7,814	6,292
Adjusted selling, general and administrative expenses (Non-GAAP)		$131,308	$102,562	$514,788	$407,611

Notes to non-GAAP financial measures:

(1) Represents non-cash amortization of intangible assets associated with milestone payments made in connection with regulatory approvals.

(2) Represents non-cash share-based compensation expense.

(3) Represents non-cash depreciation and amortization expense, other than amortization of intangible assets associated with milestone payments made in connection with regulatory approvals.

(4) Represents a one-time gain on the sale of Telavant net assets to Roche in December 2023.

(5) Represents the unrealized (gain) loss on equity investments in unconsolidated entities that are accounted for at fair value with changes in value reported in earnings.

(6) Represents the change in fair value of debt and liability instruments, which is non-cash and primarily includes the unrealized loss relating to the measurement and recognition of fair value on a recurring basis of certain liabilities.

(7) Represents the one-time gain on deconsolidation of subsidiaries.

(8) Represents the estimated tax effect of the adjustments.

Roivant will also present at two additional upcoming investor conferences:

•	Fireside Chat at Jefferies Global Healthcare Conference in New York at 11:30 a.m. ET on June 5, 2024

•	Fireside Chat at Goldman Sachs 45th Annual Global Healthcare Conference in Miami at 8:40 a.m. ET on June 10, 2024

Investor Conference Call Information
Roivant will host a live conference call and webcast at 8:00 a.m. ET on Thursday, May 30, 2024, to report its financial results for the fourth quarter and fiscal year ended March 31, 2024, and provide a corporate update.

To access the conference call by phone, please register online using this registration link. The presentation and webcast details will also be available under “Events & Presentations” in the Investors section of the Roivant website at https://investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.

About Roivant
Roivant is a commercial-stage biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Today, Roivant’s pipeline includes VTAMA, a novel topical approved for the treatment of psoriasis and in development for the treatment of atopic dermatitis; IMVT-1402 and batoclimab, fully human monoclonal antibodies targeting the neonatal Fc receptor (“FcRn”) in development across several IgG-mediated autoimmune indications; and brepocitinib, a potent small molecule inhibitor of TYK2 and JAK1 for the treatment of dermatomyositis and non-infectious uveitis, in addition to other clinical stage molecules. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. Beyond therapeutics, Roivant also incubates discovery-stage companies and health technology startups complementary to its biopharmaceutical business. For more information, www.roivant.com.

Roivant Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are usually identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words or similar expressions. The words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, and statements that are not historical facts, including statements about potential share repurchases, the clinical and therapeutic potential of our products and product candidates, the availability and success of topline results from our ongoing clinical trials, any commercial potential of our products and product candidates and the benefits expected to be realized from Dermavant’s renegotiation of its existing debt obligations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, those risks set forth in the Risk Factors section of our filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Investors
Roivant Investor Relations
ir@roivant.com

Media
Stephanie Lee
Roivant Sciences
stephanie.lee@roivant.com